EXHIBIT 99.1 Rock of Ages FOR IMMEDIATE RELEASE	Company Contact: Laura A. Plude Chief Financial Officer 802-476-2208 www.rockofages.com

Rock of Ages Announced Lawsuit Commenced in Connection With Swenson Granite Company's

Proposal To Acquire Rock of Ages

BARRE, VERMONT, May 25, 2010 . . . Rock of Ages Corporation (NASDAQ:ROAC) today announced that a purported shareholder of Rock of Ages has commenced a purported class action lawsuit against Rock of Ages, all of the members of its Board of Directors and certain officers, and Swenson Granite Company, LLC ("Swenson"), in connection with the previously announced acquisition proposal submitted by Swenson on May 6, 2010 to Rock of Ages' Board of Directors. The plaintiff alleges, among other things, that the directors and named officer defendants of Rock of Ages breached their fiduciary duties in connection with the Swenson proposal, that Swenson's proposed offer is inadequate, and that the persons constituting a group with Swenson with respect to the Swenson proposal, including Rock of Ages' controlling shareholders, would benefit from the proposed transaction to the detriment of Rock of Ages' other shareholders.  The plaintiff seeks, among other things, damages and injunctive relief against the consummation of the transaction proposed by Swenson.  Rock of Ages believes the complaint is without merit and plans a vigorous defense.

As previously reported, a Special Committee of independent directors has determined to commence a process to explore possible strategic alternatives for Rock of Ages while it continues to evaluate the Swenson proposal.  The Special Committee has retained legal counsel and Covington Associates LLC as its financial advisor to assist and advise the Special Committee in connection with these matters.  There can be no assurance that the Swenson proposal will lead to a definitive acquisition agreement, or that a transaction contemplated by the Swenson proposal or any other transaction will be approved or completed.

About Rock of Ages

Rock of Ages (www.rockofages.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations about future events.  These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors.  These include the uncertainties which are attendant with litigation.  Although Rock of Ages plans to vigorously defend against the allegations asserted by the plaintiff, there can be no assurances that it will be successful.  Litigation is often expensive and distracting to management.  A ruling adverse to Rock of Ages in this litigation may prevent Rock of Ages from further considering, pursuing, entering into or consummating any transaction contemplated by the Swenson Granite Company, LLC ("Swenson") proposal or similar transactions even if the Special Committee and the Board believe such a transaction would be in the best interests of Rock of Ages' shareholders.  Additional uncertainties include whether the acquisition price proposed by Swenson will be reduced, whether financing for the acquisition can be obtained and whether an acquisition of Rock of Ages will be consummated upon the terms proposed by Swenson, or at all.  In addition, the Special Committee's determination to commence a process to explore and consider possible strategic alternatives may not lead to any other proposals being pursued, agreed to or consummated, and the Special Committee may determine to cease that process at any time.  Rock of Ages will be responsible for payment of the fees and expenses of the Special Committee's financial advisor and counsel, as well as of its own counsel; such fees and expenses could be significant and adversely impact Rock of Ages' results of operations. In addition, to the extent Rock of Ages incurs expenses or liabilities in connection with the purported shareholder litigation that are not reimbursed by its insurance carriers, such amounts could significantly impact Rock of Ages' results of operations and cash flows from operations.  Further information and risks regarding factors that could affect Rock of Ages' business, operations, financial results or financial positions are discussed from time to time in Rock of Ages' Securities and Exchange Commission filings and reports.  Such forward-looking statements speak only as of the date on which they are made, and Rock of Ages does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required under the federal securities laws.